UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 11, 2014

RESPONSE BIOMEDICAL CORP.

(Exact name of registrant as specified in its charter)

Vancouver, British Columbia, Canada	000-50571	98 -1042523
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1781 - 75th Avenue W.

Vancouver, British Columbia, Canada V6P 6P2

(Address of principal executive offices, including zip code)

(604) 456-6010

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 11, 2014, Response Biomedical Corp. (“Response” or the “Company”), entered into a loan agreement (the “Loan Agreement”) with Silicon Valley Bank (the “Bank”).

The Loan Agreement provides for a term loan facility in an aggregate principal amount of up to US$1.5 million maturing on May 1, 2017 (the “Maturity Date”). If certain financial targets are met on or before July 31, 2014, then the aggregate principal amount available under the term loan facility shall be increased to US$2.5 million. Loan proceeds shall be used solely as working capital and to fund the Company’s general business requirements. In addition, the Company and its wholly owned subsidiary, Response Point of Care Inc. (the “Subsidiary,” and together with the Company, the “Loan Parties”) have each granted the Bank a security interest in substantially all of its personal property, other than intellectual property, to secure the payment of all amounts owed to the Bank under the Loan Agreement.

The loans bear interest at a floating per annum rate equal to 2.5% above the United States prime rate published in The Wall Street Journal. Beginning October 1, 2014, loans made under the term loan facility are payable over a period of 32 consecutive months in equal installments of principal and accrued interest. Prior to October 1, 2014, the Company will be required to make payments of interest on the loans. The Company is also obligated to pay customary closing fees for a facility of this size and type.

In addition, the Loan Agreement provides that the Company must comply with a minimum liquidity ratio and minimum revenue requirements, each as determined in accordance with the Loan Agreement. The Company may elect to prepay all amounts owed under the Loan Agreement prior to the maturity date therefor, provided that a prepayment fee also is paid, equal to 3% of the amount prepaid if the loans have been outstanding for one year or less, or 2% of the amount prepaid if the loans have been outstanding for more than one year but less than two years. After two years, the Company may prepay the loans without penalty or premium.

The Loan Agreement contains customary affirmative and negative covenants for a facility of this size and type, including, among others, covenants limiting the ability of the Company and its subsidiaries to incur indebtedness, grant liens, merge or consolidate, dispose of assets, make certain restricted payments, make investments, make acquisitions, enter into transactions with affiliates, and enter into restrictive agreements, in each case subject to customary exceptions.

The Loan Agreement also contains customary events of default that entitle the Bank to declare the Company’s obligations to be immediately due and payable and exercise other rights and remedies provided for under the Loan Agreement. Events of default under the Loan Agreement include, among others, payment defaults, covenant defaults, material inaccuracy of representations and warranties, cross-defaults to other material indebtedness, bankruptcy and insolvency defaults, judgment defaults, a change of control default and a material adverse change default. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Loan Agreement at a per annum rate of interest equal to 5% above the then applicable interest rate.

The Bank and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or the Company’s affiliates and have received, or may in the future receive, customary fees and commissions for such transactions.

In connection with the Loan Agreement, the Company issued Bank a warrant to purchase 52,796 shares of its common stock at an exercise price of $1.831, subject to certain adjustment provisions, exercisable until February 11, 2024.

The foregoing description of the Loan Agreement is qualified in its entirety by reference to the full text of the Loan Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference. In addition, the foregoing description of the Bank’s security interest in the Borrower’s assets is qualified in its entirety by reference to the full text of that certain Security Agreement dated February 11, 2014, a copy of which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Loan Agreement, dated as of February 11, 2014, by and between Silicon Valley Bank and Response Biomedical Corp.

10.2	Security Agreement, dated as of February 11, 2014, by and between Silicon Valley Bank and Response Biomedical Corp.

99.1	Press Release, dated February 11, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

response biomedicalcorp.

Date: February 13, 2014	By:	/s/ Jeffrey L. Purvin
	Name:	Jeffrey L. Purvin
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Loan Agreement, dated as of February 11, 2014, by and between Silicon Valley Bank and Response Biomedical Corp.

10.2	Security Agreement, dated as of February 11, 2014, by and between Silicon Valley Bank and Response Biomedical Corp.

99.1	Press Release, dated February 11, 2014.